Exhibit 16.1

January 25, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K of Veritec, Inc. dated January 25, 2010 and agree with the statements concerning our Firm contained in the first paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Lurie Besikof Lapidus & Company, LLP